Exhibit 8.1

Ref.No.:1833/BLR	October 25, 2024

To,

HTL Capital Ltd.

5/F, Sattva Galleria

BBMP Khata No. 277/278/316

Byatarayanapura, Virupakshapura

Ward No.277, Bengaluru

Karnataka 560 092, India

Ladies and Gentlemen:

Re:	Indian legal opinion addressed to HTL Capital Ltd. (the “BVI Company”).

1.	BACKGROUND

1.1	We understand that the BVI Company is undertaking an initial public offering (the “Offering”) of its Ordinary Shares (the “Ordinary Shares”) and listing of its Ordinary Shares on the Nasdaq Capital Market (the “NASDAQ”). Further, the BVI Company operates its subsidiary in India, namely, Newcentury Trading (India) Private Limited (the “Indian Company”).

1.2	In the above context, we have acted as the legal counsel to the BVI Company on certain matters of laws of the Republic of India, and are delivering this opinion (the “Opinion”) in connection with the Amendment No. 1 dated October 25, 2024 to the Form F-1 Registration Statement (the “Registration Statement”) of the BVI Company filed with the United States Securities and Exchange Commission (the “SEC”), in relation to the Offering.

2.	DOCUMENTS EXAMINED

For the purposes of this Opinion, we have examined:

(a)	The Registration Statement dated October 25, 2024;

(b)	such other documents as we have deemed necessary or advisable for the purposes of this Opinion, including the statements, representations and warranties made by the officers of the Company, and certificates issued by or for the Indian Company, subject to the assumptions, limitations and qualifications stated herein (the documents referred to in paragraphs (a) to (b) of this paragraph 2 are collectively referred to as the “Documents”).

3.	SCOPE OF THE OPINION

3.1	This Opinion is limited to the laws of the Republic of India (“Indian Law”). We express no opinions as to the laws of any jurisdiction other than Indian Law in force as at the date hereof.

3.2	We undertake no responsibility to notify the addressee of this Opinion of any change in Indian Law after the date of this Opinion.

3.3	This Opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not specifically referred to herein.

4.	ASSUMPTIONS

For this Opinion, we have assumed:

4.1	in relation to the documents that we examined, that there are no facts and circumstances in existence and that no events have occurred which render such documents void or voidable, repudiated, frustrated or capable of recission for any reason, and in particular, without limitation, by reason of the lack of consideration, default, fraud or misrepresentation;

4.2	the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies thereof, and that each of the copies of the documents supplied to us or photocopies or facsimiles thereof are true, complete and accurate;

4.3	if a document has been examined by us in a draft or specimen form, it will be, or has been, executed in the form of such draft or specimen;

4.4	that all documents on which we have placed reliance on for this Opinion remain authentic, true, complete, accurate and in full force and effect as on the date and at time of delivery of this Opinion;

4.5	there are no agreements, letters or other arrangements having contractual effect of modifying the terms or effect of the documents examined by us; and

4.6	that any meeting of the board of directors of the Indian Company or a duly constituted committee thereof, or the shareholders of the Indian Company, was duly constituted and a quorum was present throughout, and that the minutes of any such meeting are a correct and accurate record of the proceedings thereof.

Nothing has come to our attention that would indicate or that would cause us to believe that our assumptions set out above are not justified.

5.	LIMITATIONS

5.1	In rendering this Opinion, we have reviewed such Indian Law as we considered relevant and necessary as at the date and time of delivery of this Opinion (“Applicable Laws”) and we have not made any investigation of, and do not express any opinion on, the laws of any jurisdiction (other than the laws of the Republic of India).

5.2	For the purposes of this Opinion, we have relied solely upon our review of the Documents provided to us by the Indian Company, and apart from such review, we have neither conducted any independent verification of the same nor have we conducted any independent searches in any official registry or with any public authorities in relation to any matter.

5.3	For the purposes of this Opinion, we have only examined (i) documents in English language (including any translations issued to us in the English language) and (ii) documents which are governed by Indian Law.

5.4	In relation to the matters contained in this Opinion, we have not sought views of the Reserve Bank of India (the “RBI”), or any other statutory, regulatory, government, judicial or quasi-judicial authority and are not liable for any divergent view that may be taken by such authority.

6.	OPINION

Subject to the assumptions set out in paragraph 4, limitations set out in paragraph 5, and the qualifications in paragraph 7, it is our opinion that:

6.1	The Indian Company has been duly incorporated and validly exists as private limited company under the Companies Act, 2013, as amended;

6.2	The statements set forth in the Registration Statement under the headings “Regulations – Government Regulations in India”, and “Enforcement of Civil Liabilities - India”, insofar as such statements constitute summaries of matters of Indian Law referred to therein, are accurate in all material respects, and fairly present and summarise in all material respects the matters under the Indian law stated therein as at the date hereof; and

6.3	The statements set forth in the Registration Statement under the heading “Taxation - Material Indian Tax Consequences” fairly present and summarise in all material respects the matters under the Indian law stated therein as at the date hereof.

7.	QUALIFICATIONS

This Opinion is subject to the following qualification:

7.1	Any person who is not a party to an agreement may not be able to enforce any of the provisions of that agreement purporting to confer a benefit on that person or recover fully for its loss.

7.2	It is likely that a court in India may refuse to enforce foreign judgments or contractual provisions if it views the amount of damages awarded as inconsistent with public policy or may not give effect to any provision in an agreement for the payment of expenses in respect of the costs of enforcement (actual or contemplated) or of unsuccessful litigation brought before a court in India, or where the court has itself made an order for costs.

7.3	Any question as to whether or not any provision of any agreement or instrument which is illegal, invalid, not binding, unenforceable or void may be severed from the other provisions thereof in order to preserve those other provisions would be determined by a court in India in its discretion.

7.4	There could be circumstances in which a court in India would not treat as conclusive those determinations which the Registration Statement state to be so treated.

8.	BENEFIT

8.1	This Opinion is given for the sole benefit of the addressee.

8.2	We consent to the use of this Opinion in, and the filing with SEC as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Cyril Amarchand Mangaldas

for Cyril Amarchand Mangaldas

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